Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Teladoc Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	457(c) and 457(h)	187,234	(3)	$22.62	$4,235,233.08	0.00011020	$466.72
Total Offering Amounts						$4,235,233.08		$466.72
Total Fee Offsets								—
Net Fee Due								$466.72

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), of Teladoc Health, Inc. (the “Registrant”) that become issuable under the Teladoc Health, Inc. 2015 Employee Stock Purchase Plan (the “2015 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee. The price per share of Common Stock is based on 85% of the average of the high and low prices reported for a share of Common Stock on the New York Stock Exchange on February 27, 2023. Pursuant to the 2015 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of Common Stock on the Enrollment Date or the Purchase Date (as such terms are defined in the 2015 ESPP).

(3)	Represents the additional shares of Common Stock available for issuance under the 2015 ESPP resulting from automatic annual increases on January 1, 2022 and 2023.